AMENDMENT NUMBER THREE
                                   to the
                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

     THIS AMENDMENT NUMBER THREE (the "Amendment") dated as of the 9th day of April, 2002, to the Amended and Restated Employment Agreement between F. Edward Gustafson ("Executive") and Viskase Companies, Inc. (formerly known as Envirodyne Industries, Inc. and hereinafter referred to as the "Company") dated as of the 27th day of March, 1996, as amended by the Amendment thereto dated as of the 30th day of August, 2001 and Amendment Number Two thereto, dated as of November 1, 2001 (as so amended, the "Agreement"), is entered into between Executive and the Company (hereinafter together referred to as the "parties").

     WHEREAS, pursuant to Section 7 of the Agreement, Executive has the right to terminate his employment with the Company for Good Reason, which is defined to include, among other things, that there shall have occurred a Change in Control;

     WHEREAS, one or more Changes in Control have occurred on or before the date hereof;

     WHEREAS, Executive and the Company would like to further define Executive's rights under Section 7 of the Agreement;

     WHEREAS, the Company is currently negotiating an exchange offer plan (the "Exchange Offer") and/or plan of reorganization (the "Plan") with an Ad Hoc Committee of holders of the Company's 10 1/4% Senior Notes ("Notes");

     WHEREAS, the Company believes that Executive is integral to the success and completion of the exchange offer and/or reorganization and his departure would disrupt the negotiations with the Ad Hoc Committee, disrupt the stability of the Company's relationship with its employees and customers and substantially increase the cost of successfully completing an exchange offer and/or plan or reorganization;

     WHEREAS, simultaneous with the execution of this Amendment, Executive, the Company and Viskase Corporation are entering into a Letter of Credit Agreement, pursuant to which Executive will have the right to draw upon a letter of credit upon the occurrence of certain events (the "Letter of Credit Agreement"); and

     WHEREAS, the Company desires to induce Executive to remain in the employment of the Company and assist in the completion of an Exchange Offer and/or Plan.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants of the parties contained herein, the parties agree to amend the Agreement as follows:

     Section 1: Definitions. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

     Section 2.   Amendments.

     (a) The last two sentences of Section 7(f) shall be deleted in their entirety and replaced with the following:

           With respect to a termination of Executive's employment by Executive for Good Reason pursuant to Section 7(d)(1)(vi) for Changes in Control which may have occurred on or prior to the date hereof, Executive may provide the Company with a Notice of Termination by no later than thirty (30) days following the earlier to occur of: (i) the date on which the Company has provided written notice of acceptance to the exchange agent with respect to the Exchange Offer; (ii) the effective date of the Plan of the Company and Viskase under Chapter 11 of the United States Bankruptcy Code or the date on which the Company's and Viskase's bankruptcy is converted from a Chapter 11 proceeding to a Chapter 7 proceeding; or (iii) the closing date contained in any agreement relating to the sale of substantially all of the assets of the Company and/or Viskase or the sale or other issuance of at least a majority of the stock of the Company or Viskase. With respect to a termination of Executive's employment by Executive for Good Reason pursuant to Section 7(d)(1)(vi) for Changes in Control occurring after the date hereof, Executive may provide the Company with a Notice of Termination for each such Change in Control by no later than the one year anniversary of such Change in Control.

     (b)   The following provision shall be added to the end of Section 8:

           (i) The Company acknowledges and agrees that the occurrence of any event specified in Section 2(a)(i) or (ii) of the Letter of Credit Agreement shall constitute and be treated for purposes of this Agreement as a termination for Good Reason following a Change of Control for which Executive shall be entitled to the compensation specified in Sections 8(b) and (c) of this Agreement. Accordingly, notwithstanding anything contained herein to the contrary, in the event Executive's employment is terminated for any reason (including Death or Disability) other than Cause during the period of time during which the letter of credit is outstanding under the Letter of Credit Agreement, Executive shall be entitled to receive the compensation provided for in Sections 8(b) and
     (c) of the Agreement.

     Section 3. Choice of Law. This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois, without giving effect to the conflict of law principles thereof.

     Section 4. Effectiveness. Except as expressly modified above, all other terms, conditions and provisions of the Agreement remain in full force and effect.

     IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the first date written above.

                                            VISKASE COMPANIES, INC.

                                            By:  /s/ Gordon S. Donovan
                                                 ----------------------------
                                                 Gordon S. Donovan
                                                 Vice President and CFO


                                            /s/ F. Edward Gustafson
                                            ---------------------------------
                                            F. Edward Gustafson